Exhibit 4.11

Helix BioPharma Corp.
STOCK OPTION AGREEMENT
(2008 Option Plan - Director)

1.	Grant of Option.

Helix BioPharma Corp. (the “Company”) has granted to ______________ (the “Optionee”), an option to purchase a total of __________________________ (__________) common shares (the “Shares”) in the capital of the Company, at a price of $____ (Canadian funds) per Share, and in all respects subject to the terms, definitions and provisions of the Company’s 2008 Stock Option Plan (the “Plan”) which is incorporated herein by reference.  The terms defined in the Plan shall have the same defined meanings herein.

2.	Exercise of Option.

Subject to the provisions of this Agreement and the Plan, this Option shall be exercisable during its term as follows:

(a)	Subject to subsection 2(c) and to Section 7 below, this Option shall vest as follows:
______________________;

(b)	This Option may not be exercised for a fraction of a Share;

(c)
In the event of Optionee’s death, disability, or termination of service with the Company, the Optionee’s ability to exercise the Option shall be governed by Section 7 and by the provisions of the Plan; and

(d)
Provided this Option has not previously terminated pursuant to the provisions of this Agreement or the Plan, or both, in the event that the Expiry Date falls during a period of any trading blackout period self-imposed by the Company or within four business days thereafter, this Option may be exercised until the end of the fifth business day following the expiry of the blackout period.

3.	Method of Exercise.

This Option shall be exercisable by written notice which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, registration and delivery instructions, if any, and such other representations and agreements as to the Optionee’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan.  Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Company. The written notice shall be accompanied by payment of the aggregate Option Exercise Price as provided in Section 4 below.

4.	Method of Payment.

Payment of the Option Exercise Price shall be by way of cheque or bank draft in Canadian funds, made payable to the Company, in an amount equal to the full purchase price of the number of optioned Shares specified in the notice of exercise.

5.	Compliance with Laws.

This Option may not be exercised unless the issuance of such Shares upon such exercise or the method of payment of consideration for such Shares complies with all applicable securities laws, or any other applicable laws or regulations, including all tax withholding laws.

6.	Residents of the United States.

If the Optionee is a resident or citizen of the United States of America at the time of the exercise of the Option, the certificate(s) representing the optioned Shares may be endorsed with the following or a similar legend: “The shares represented by this Certificate have not been registered under the Securities Act of 1933, as amended, of the United States of America (the “Act”) or the securities laws of any state (“State”) of the United States of America and may not be sold, transferred, pledged, hypothecated or distributed, directly or indirectly, to a U.S. person (as defined in Regulation S adopted by the U.S. Securities and Exchange Commission under the Act) or within the United States unless such shares are (i) registered under the Act and any applicable State securities act (a “State Act”), or (ii) exempt from registration under the Act and any applicable State Act and the Company has received an opinion of counsel to such effect reasonably satisfactory to it, or (iii) sold in accordance with Regulation S.

7.	Term and Early Termination of Option.

7.1	Term of Option.

This Option shall expire on ___________________ (the “Expiry Date”), subject to Sections 7.5, 7.6 and 7.7 below, and the Plan.  This Option will terminate earlier than the Expiry Date upon the occurrence of a number of events, including termination of the Optionee’s position as an Eligible Person.  If not terminated earlier then the Expiry Date, then this Option may be extended in the circumstances referred to in Section 2(d) above.

7.2	Termination Date.

For purposes of this Section 7, “Termination Date” shall mean the date on which the Optionee ceases to be an Eligible Person for any reason whatsoever, provided that if notice is given by the Company, an affiliate of the Company or by the Optionee to terminate the Optionee’s position as an Eligible Person, then “Termination Date” shall mean the date specified in such notice as the last day that the Eligible Person’s services are to be rendered.

7.3	No Modification of Termination Date.

The Optionee acknowledges and agrees that the Termination Date, as defined herein, shall not be extended by payment of any severance, in lieu of notice or otherwise, as may be provided for in the Optionee’s notice of termination, any employment, consulting, or other service agreement between the Optionee and the Company or its affiliates, or any statutory or common-law notice period respecting the termination of the Optionee’s position as an Eligible Person.

7.4	Cessation of Vesting.

If the Optionee’s position as an Eligible Person is terminated prior to the Expiry Date for any reason whatsoever, then any vesting of options shall terminate on the Termination Date, and, subject to the Plan and Section 7.6 below, only those Options that have vested and remain unexercised as of such date are available for exercise during the periods referred to in Section 7.5 below or such other periods as may be prescribed by the Plan.

7.5	Early Termination of Options.

If the Optionee’s position as an Eligible Person is terminated prior to the Expiry Date for a reason other than the Optionee’s termination for just cause, then all rights to exercise this Option will terminate on the day which is the earlier of the Expiry Date and one (1) year after the Termination Date.

7.6	Termination for Just Cause.

If the Optionee’s position as an Eligible Person is terminated for just cause, this Option shall terminate on the day which is the earlier of the Expiry Date and the date of termination for just cause.

7.7	Other Early Termination Provisions.

Other early termination provisions which apply to this Option are contained in the Plan.  Subject to Section 2(d), in no event shall this Option be exercisable beyond the Expiry Date.

8.	Non-Transferability of Option.

This Option may not be transferred in any manner otherwise than by will or by the laws of descent or distribution, and may be exercised during the lifetime of Optionee only by the Optionee or by the Optionee’s guardian, if any, as provided in the Plan.  The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

9.	Limitations on Exercise

9.1	Insider Limitation

The Optionee acknowledges that pursuant to the Plan, the number of common shares issued to insiders (as that term is defined in the Plan), within any one year period, under the Plan and all other security based compensation arrangements of the Company, cannot exceed 10% of the Company’s issued and outstanding common shares (the “10% limit”).  The Optionee accepts and agrees to this limitation, and agrees that in the event the 10% limit is reached at any time, the Optionee may not exercise any part of the Option or any other options or rights then held by the Optionee pursuant to the Plan or any other security based compensation arrangements of the Company, at any time during the following year, if at such time the Optionee is an insider of the Company.

9.2	5% Limitation

The Optionee acknowledges that pursuant to the Plan, the number of Shares issued to any one person, within any one year period, under the Plan and all other security based compensation arrangements of the Company, cannot exceed 5% of the Company’s issued and outstanding Shares (the “5% limit”). The Optionee accepts and agrees to this limitation, and agrees that in the event the Optionee has reached the 5% limit at any time, the Optionee may not exercise any part of the Option, or any other options or rights then held by the Optionee pursuant to the Plan or any other security based compensation arrangements of the Company, during the following year.

10.	Not an Employment Agreement.

This Agreement is not an employment agreement, and nothing contained in this Agreement shall obligate the Company or an affiliate of the Company to retain an Optionee as an employee, officer, director, or Consultant for any period, nor shall this Agreement interfere in any way with the right of the Company or affiliates of the Company to reduce such Optionee’s compensation.

11.	Previous Stock Option Agreements.

The Optionee acknowledges that the Company has adopted a 2008 Stock Option Plan to replace its previous 2000 Stock Option Plan (the “Old Plan”) and agrees that all options granted to the Optionee under the 2000 Stock Option Plan shall continue to be governed by the 2008 Stock Option Plan, including, without limitation, the 10% limit and the 5% limit.  The Optionee further acknowledges and agrees that any references to either the 2000 Stock Option Plan or the Plan contained in all Stock Option Agreements entered into prior to the date hereof between the Company and the Optionee shall be deemed to be references to the 2008 Stock Option Plan and all such Stock Option Agreements shall be deemed to be amended accordingly.

HELIX BIOPHARMA CORP.

Per: ____________________________
   Authorized Signatory

Optionee acknowledges receipt of a copy of the Plan; represents that Optionee is familiar with the terms and provisions of the Plan; and hereby accepts this Option subject to all of the terms and provisions of the foregoing Option Agreement and the Plan.

Signature of Optionee:   ________________________________                    Date signed: ______________________